Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in millions, except per share amounts)

On February 3, 2026, Dauch Corporation (formerly American Axle & Manufacturing Holdings, Inc.) (“we,” “our,” “us,” “Dauch” or “the Company”) completed our previously announced acquisition of Dowlais Group plc (Dowlais) whereby we acquired the entire issued share capital of Dowlais (the Business Combination). Pursuant to the Business Combination, Dowlais shareholders received for each Dowlais ordinary share (the Dowlais Shares): 0.0881 shares of new Dauch Corporation common stock (the Dauch shares) and 43 pence per share in cash (approximately $0.59 per share as of the closing date), resulting in the issuance of approximately 117 million Dauch shares and a total purchase price of approximately $1.7 billion.

The aggregate cash consideration for the Business Combination was financed using (i) a portion of the net proceeds from the issuance in October 2025 by the Company of $850 million of 6.375% senior secured notes due 2032 and $1,250 million of 7.75% senior unsecured notes due 2033 and (ii) borrowings by the Company of $835 million on an incremental Tranche C term facility.

The following unaudited pro forma condensed combined financial information (comprised of the unaudited pro forma condensed combined balance sheet, unaudited pro forma condensed combined statement of income and the related notes, and collectively referred to as the unaudited pro forma condensed combined financial information) gives effect to the Business Combination and related financing, which includes adjustments for the following:

•	the conversion of Dowlais’ historical financial statements from pound sterling to U.S. Dollars;

•	certain reclassifications to conform Dowlais’ historical financial statement presentation to Dauch’s presentation;

•	the conversion of Dowlais’ historical financial statements prepared in accordance with IFRS, as issued by the International Accounting Standards Board (“IASB”), to generally accepted accounting principles in the United States of America (U.S. GAAP);

•	application of the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”), and to reflect consideration transferred in exchange for 100% of all outstanding Dowlais Shares; and

•	transaction and financing costs incurred in connection with the Business Combination.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the following:

(i)  the historical consolidated financial statements of Dauch and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission (the SEC) on February 13, 2026, and

(ii) the consolidated financial statements of Dowlais for the year ended December 31, 2025 and the related notes, which are included in our Form 8-K/A filed with the SEC on April 17, 2026.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 combines the historical consolidated statement of income of Dauch and Dowlais, giving effect to the adjustments made in the unaudited pro forma condensed combined balance sheet reflecting the accounting for the Business Combination assuming those adjustments were made January 1, 2025. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of Dauch and Dowlais, giving effect to adjustments reflecting the accounting for the Business Combination.

To produce the unaudited pro forma condensed combined financial information, the Company adjusted Dowlais’ assets and liabilities to their estimated fair values. As of the date of the filing of the unaudited pro forma condensed combined financial information, Dauch has not finalized the detailed valuation analysis necessary to arrive at the final determination of the fair value of Dowlais’ assets and liabilities and any increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of income of the combined entity (the Combined Group) until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying unaudited pro forma condensed combined financial information, and therefore these changes could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined entity’s future results of operations and financial position.

The value of the stock consideration in the Business Combination is based on the trading price of Dauch Shares at the time of the completion of the Business Combination. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial information. The preliminary purchase price allocation is based the preliminary results of a third-party valuation assessment, reviews of publicly disclosed allocations for other acquisitions in the automotive supplier industry, Dauch’s historical experience, data that was available through the public domain and Dauch’s review of Dowlais’ business and financial records.

The accompanying unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Business Combination. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to indicate the results that would actually have been obtained had the Business Combination been completed on the assumed date or for the periods presented, or which may be realized in the future.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2025

				IFRS to U.S.				Pro Forma
	Dauch		Reclassification	GAAP		Transaction		Condensed
	(U.S. GAAP)	Dowlais (IFRS)	Adjustments	Adjustments		Adjustments		Combined
in $ millions	Note 1	Notes 1 and 7	Note 2	Note 3	Notes	Note 5	Notes	(U.S. GAAP)
Assets
Current assets
Cash and cash equivalents	$708.9	$520.0	$—	$—		$49.6	5a	$1,278.5
Restricted cash	1,496.6	—	—	—		(1,496.6)	5a	—
Accounts receivable, net	733.0	708.0	(96.6)	—		—		1,344.4
Inventories, net	466.4	581.0	(95.3)	—		39.4	5b	991.5
Prepaid expenses and other	230.1	—	161.4	—		—		391.5
Derivative financial assets	—	40.0	(40.0)	—		—		—
Current tax assets	—	19.0	(19.0)	—		—		—
Current assets held-for-sale	—	48.0	—	—		—		48.0
Total current assets	3,635.0	1,916.0	(89.5)	—		(1,407.6)		4,053.9
Property, plant and equipment, net	1,591.5	2,053.0	12.4	(72.2)	3a	795.1	5c	4,379.8
Deferred income taxes	235.9	187.0	—	—		—		422.9
Goodwill	174.4	—	1,441.0	—		(1,231.0)	5d	384.4
Other intangible assets, net	375.2	—	1,091.3	—		(1,091.3)	5e	375.2
Goodwill and other intangible assets	—	2,566.0	(2,566.0)	—		—		—
GM postretirement cost sharing asset	116.0	—	—	—		—		116.0
Operating lease right-of-use assets	122.3	—	—	72.2	3a	—		194.5
Other assets and deferred charges	419.9	—	706.8	—		379.7	5f	1,506.4
Interests in equity accounted investments	—	504.0	(504.0)	—		—		—
Derivative financial assets	—	11.0	(11.0)	—		—		—
Retirement benefit surplus	—	58.0	(58.0)	—		—		—
Other receivables	—	23.0	(23.0)	—		—		—
Total assets	$6,670.2	$7,318.0	$—	$—		$(2,555.1)		$11,433.1
Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt	$10.4	$304.0	$—	$—		$(304.0)	5g	$10.4
Accounts payable	718.3	—	1,131.0	—		—		1,849.3
Accrued compensation and benefits	254.9	—	203.7	—		(46.8)	4a, 5i	411.8
Trade and other payables	—	1,358.0	(1,358.0)	—		—		—
Deferred revenue	38.5	—	6.7	—		—		45.2
Current portion of operating lease liabilities	24.7	—	—	17.1	3a	—		41.8
Accrued expenses and other	187.2	—	294.6	(23.8)	3a, 3b	(51.9)	5i	406.1
Lease obligations	—	38.0	(38.0)	—		—		—
Derivative financial liabilities	—	3.0	(3.0)	—		—		—
Current tax liabilities	—	65.0	(65.0)	—		—		—
Provisions	—	172.0	(172.0)	—		—		—
Current liabilities held-for-sale	—	13.0	—	—		—		13.0
Total current liabilities	1,234.0	1,953.0	—	(6.7)		(402.7)		2,777.6
Long-term debt, net	4,039.1	1,475.0	—	—		(211.7)	5g	5,302.4
Deferred revenue	33.9	—	7.0	—		—		40.9
Deferred income taxes	9.1	213.0	—	—		30.7	5h	252.8
Long-term portion of operating lease liabilities	100.1	—	—	55.1	3a	—		155.2
Postretirement benefits and other long-term liabilities	614.0	—	772.0	(56.4)	3a, 3b	—		1,329.6
Other payables	—	18.0	(18.0)	—		—		—
Lease obligations	—	125.0	(125.0)	—		—		—
Derivative financial liabilities	—	1.0	(1.0)	—		—		—
Retirement benefit obligations	—	527.0	(527.0)	—		—		—
Provisions	—	108.0	(108.0)	—		—		—
Total liabilities	6,030.2	4,420.0	—	(8.0)		(583.7)		9,858.5
Stockholders’ equity
Preferred stock	—	—	—	—		—		—
Series common stock	—	—	—	—		—		—
Common stock	1.3	18.0	—	—		(16.8)	5i	2.5
Paid-in capital	1,411.2	—	—	—		932.2	5i	2,343.4
Capital redemption reserve	—	1.0	—	—		(1.0)	5i	—
Accumulated earnings (deficit)	(267.9)	3,071.0	—	8.0	3b	(3,119.8)	5i	(308.7)
Treasury stock at cost	(238.5)	(8.0)	—	—		8.0	5i	(238.5)
Accumulated other comprehensive income (loss)
Defined benefit plans, net of tax	(164.3)	—	—	—		—		(164.3)
Foreign currency translation adjustments	(109.8)	(226.0)	—	—		226.0	5i	(109.8)
Unrecognized gain (loss) on hedges, net of tax	8.0	—	—	—		—		8.0
Equity attributable to owners of the parent	640.0	2,856.0	—	8.0		(1,971.4)		1,532.6
Noncontrolling interests in subsidiaries	—	42.0	—	—		—		42.0
Total stockholders’ equity	640.0	2,898.0	—	8.0		(1,971.4)		1,574.6
Total liabilities and stockholders’ equity	$6,670.2	$7,318.0	$—	$—		$(2,555.1)		$11,433.1

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2025

				IFRS to U.S.				Pro Forma
	Dauch (U.S. GAAP)	Dowlais (IFRS)	Reclassification Adjustments	GAAP Adjustments		Transaction Adjustments		Condensed Combined
in $ millions	Note 1	Notes 1 and 7	Note 2	Note 3	Notes	Note 6	Notes	(U.S. GAAP)
Net sales	$5,836.7	$5,813.0	$—	$—		$(68.4)	6a	$11,581.3
Cost of goods sold	5,132.2	4,885.0	—	3.4	3a	85.3	6b,6c, 6e	10,105.9
Gross profit (loss)	704.5	928.0	—	(3.4)		(153.7)		1,475.4
Selling, general and administrative expenses	389.0	966.0	(428.3)	0.8	3a	—		927.5
Amortization of intangible assets	81.8	—	253.0	—		(253.0)	6d	81.8
Impairment charges	8.0	—	50.1	—		—		58.1
Restructuring and acquisition-related costs	113.4	—	206.9	—		65.0	6g	385.3
Operating income (loss)	112.3	(38.0)	(81.7)	(4.2)		34.3		22.7
Interest expense	(201.1)	—	(150.0)	32.7	3a, 3c, 3d	(96.4)	6f	(414.8)
Finance costs	—	(152.0)	152.0	—		—		—
Interest income	39.8	20.0	—	—		—		59.8
Other income (expense)
Debt refinancing and redemption costs	(6.2)	—	—	—		—		(6.2)
Share of results of equity accounted investments	—	86.0	(86.0)	—		—		—
Gain on Business Combination Derivative	52.9	—	—	—		—		52.9
Other income (expense), net	3.8	—	165.7	(28.5)	3c, 3d	—		141.0
Income (loss) before income taxes	1.5	(84.0)	—	—		(62.1)		(144.6)
Income tax expense (benefit)	21.2	31.0	—	—		(15.5)	6h	36.7
Net loss	$(19.7)	$(115.0)	$—	$—		$(46.6)		$(181.3)
Basic loss per share	$(0.17)	$(0.08)					6i	$(0.77)
Diluted loss per share	$(0.17)	$(0.08)					6i	$(0.77)

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, as adopted by the SEC, and is based on the historical consolidated financial statements of the Company and Dowlais. Our historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollars. Dowlais’ historical financial statements were prepared in accordance with IFRS as issued by the IASB and presented in pound sterling. The historical Dowlais financial statements have been translated to U.S. Dollars as discussed in Note 7.

The unaudited pro forma condensed combined financial information reflects pro forma adjustments for:

(i) the conversion of Dowlais’ historical financial statements from pound sterling to U.S. Dollars;

(ii) reclassifications resulting from differences in the Company’s and Dowlais’ accounting policies or changes to financial statement presentation to conform the financial statements of Dauch and Dowlais (Note 2 - Effect of Reclassification Adjustments);

(iii)  adjustments to Dowlais’ financial statements for differences in accounting treatment and/or financial statement presentation between IFRS and U.S. GAAP (Note 3 - IFRS to U.S. GAAP Adjustments); and

(iv) adjustments to reflect the consideration transferred in exchange for 100% of all outstanding Dowlais Shares and the resulting application of the acquisition method of accounting under ASC 805, as well as estimated transaction costs anticipated to be incurred and financing costs incurred in connection with the Business Combination (Note 4 - Consideration Transferred and Preliminary Allocation of Purchase Price, Note 5 - Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Note 6 - Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income).

The unaudited pro forma condensed combined balance sheet has been prepared giving effect to adjustments reflecting the accounting for the Business Combination. The unaudited pro forma condensed combined statement of income has been prepared to give effect to the adjustments made in the unaudited pro forma condensed combined balance sheet reflecting the accounting for the Business Combination assuming those adjustments were made on January 1, 2025.

The accompanying unaudited pro forma condensed combined financial information was prepared reflecting, among others, the accounting for the Business Combination using the acquisition method of accounting under the provisions of ASC 805 with Dauch considered the acquirer of Dowlais. The acquisition method generally requires the acquirer to allocate the purchase price to the identifiable assets and liabilities of the acquired entity based on the acquisition-date fair values of the assets and liabilities, with certain exceptions.

For purposes of preparing the unaudited pro forma condensed combined financial information, we have calculated the purchase price (Note 4 - Consideration Transferred and Preliminary Allocation of Purchase Price) and have allocated the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the closing date of the Business Combination.

The following table represents the exchange rates used throughout the unaudited pro forma condensed combined financial information. Dowlais’ historical financial statements and pro forma adjustments were translated from pound sterling to U.S. Dollars using the period-end rate for the unaudited pro forma condensed combined balance sheet as of December 31, 2025 and a historical average rate during the period for the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025.

Year ended December 31, 2025	Average spot rate	$1.3182/£
December 31, 2025	Period-end spot rate	$1.3471/£
Source: Bloomberg

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Business Combination been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

2.	Effect of Reclassification Adjustments

The table below represents a summary of reclassification adjustments made to conform the presentation of Dowlais’ balance sheet as of December 31, 2025 to that of Dauch and to conform the material differences in the significant accounting policies of Dowlais to those of Dauch.

Balance Sheet as of December 31, 2025							Pro Forma Dowlais Reclassification
in $ millions	(a)		(b)	(c)	(d)	(e)	Adjustments
Assets
Current assets
Accounts receivable, net	$—		$(102.4)	$5.8	$—	$—	$(96.6)
Inventories, net	—		—	(95.3)	—	—	(95.3)
Prepaid expenses and other	59.0	i	102.4	—	—	—	161.4
Derivative financial assets	(40.0)	i	—	—	—	—	(40.0)
Current tax assets	(19.0)	i	—	—	—	—	(19.0)
Non-current assets
Property, plant and equipment, net	—		—	12.4	—	—	12.4
Goodwill	1,441.0	ii	—	—	—	—	1,441.0
Other intangible assets, net	1,125.0	ii	—	—	(33.7)	—	1,091.3
Goodwill and other intangible assets	(2,566.0)	ii	—	—	—	—	(2,566.0)
Other assets and deferred charges	596.0	iii	—	77.1	33.7	—	706.8
Interests in equity accounted investments	(504.0)	iii	—	—	—	—	(504.0)
Derivative financial assets	(11.0)	iii	—	—	—	—	(11.0)
Retirement benefit surplus	(58.0)	iii	—	—	—	—	(58.0)
Other receivables	(23.0)	iii	—	—	—	—	(23.0)
Liabilities
Current liabilities
Accounts payable	1,358.0	iv	—	—	—	(227.0)	1,131.0
Accrued compensation and benefits	—		—	—	—	203.7	203.7
Trade and other payables	(1,358.0)	iv	—	—	—	—	(1,358.0)
Deferred revenue	—		—	—	—	6.7	6.7
Accrued expenses and other	278.0	v	—	—	—	16.6	294.6
Lease obligations	(38.0)	v	—	—	—	—	(38.0)
Derivative financial liabilities	(3.0)	v	—	—	—	—	(3.0)
Current tax liabilities	(65.0)	v	—	—	—	—	(65.0)
Provisions	(172.0)	v	—	—	—	—	(172.0)
Non-current liabilities
Deferred revenue	7.0	vi	—	—	—	—	7.0
Post-retirement benefits and other long-term liabilities	772.0	vi	—	—	—	—	772.0
Other payables	(18.0)	vi	—	—	—	—	(18.0)
Lease obligations	(125.0)	vi	—	—	—	—	(125.0)
Derivative financial liabilities	(1.0)	vi	—	—	—	—	(1.0)
Retirement benefit obligations	(527.0)	vi	—	—	—	—	(527.0)
Provisions	(108.0)	vi	—	—	—	—	(108.0)

(a) Represents the reclassification of certain balances from Dowlais’ balance sheet to conform its presentation with that of the Company.

(b) Represents the reclassification from Accounts receivable, net to Prepaid expenses and other of Dowlais’ income and other tax receivables, prepayments, and participation fees previously paid to customers related to long-term agreements.

(c) Represents the reclassification of certain items presented by Dowlais within Inventories, net that are presented in other line items in our balance sheet, as follows: 1) $5.8 million of customer-owned tooling recoveries that has been reclassified to Accounts receivable, net; 2) $12.4 million of short-life tooling that has been reclassified to Property, plant and equipment, net; and 3) $77.1 million of equipment spare parts that have been reclassified to Other assets and deferred charges.

(d) Represents the reclassification of Dowlais engineering, design and development costs from Other intangible assets to Other assets and deferred charges.

(e) Represents the reclassification of certain items presented by Dowlais within Accounts Payable that are presented in other line items in our balance sheet.

Refer to the table below for a summary of reclassification adjustments made to conform Dowlais’ statement of income for the year ended December 31, 2025 to that of the Company:

					Pro Forma
					Dowlais
Statement of Income for the Year Ended December 31, 2025					Reclassification
in $ millions	(f)	(g)	(h)	(i)	Adjustments
Selling, general and administrative expenses	$(253.0)	(206.9)	$(50.1)	$81.7	$(428.3)
Amortization of intangible assets	253.0	—	—	—	253.0
Impairment charges	—	—	50.1	—	50.1
Restructuring and acquisition-related costs	—	206.9	—	—	206.9
Interest expense	(150.0)	—	—	—	(150.0)
Finance costs	152.0	—	—	—	152.0
Share of results of equity accounted investments	(86.0)	—	—	—	(86.0)
Other income (expense), net	84.0	—	—	81.7	165.7

(f) Represents the reclassification of certain balances from Dowlais’ statement of income to conform its presentation with that of the Company. The reclassification of Finance costs from Dowlais’ statement of income was divided, with $150.0 million reclassified to Interest expense and $2.0 million reclassified to Other income (expense), net based on the nature of the underlying items.

(g) Represents the reclassification of Dowlais restructuring costs from selling, general and administrative (SG&A) to Restructuring and acquisition-related costs.

(h) Represents the reclassification of business disposal losses from SG&A to Impairment charges.

(i) Represents the reclassification of unrealized gains and losses on foreign currency derivative contracts from SG&A to Other income (expense), net.

3.	IFRS to U.S. GAAP Adjustments

The historical consolidated financial statements of Dowlais have been prepared under IFRS accounting standards. The IFRS to U.S. GAAP adjustments outlined below represent conforming adjustments to present Dowlais’ financial statements under U.S. GAAP. These adjustments are preliminary and are subject to change as additional information becomes available and additional analysis is performed.

a.	Leases

Dowlais, in its capacity as a lessee, accounts for substantially all leases under one accounting model, which is effectively equivalent to that of a finance lease under U.S. GAAP. The primary difference in the two models is the classification of lease expense where Dowlais’ records a portion of lease expense to depreciation expense and a portion to interest expense. Under U.S. GAAP, operating leases are recorded on a straight-line basis to operating lease expense, which is not classified as depreciation or interest.

The following adjustments have been made for Dowlais’ leases under U.S. GAAP:

(i) Unaudited Pro Forma Condensed Combined Balance Sheet impact:

Leases classified as operating leases are reclassified to Operating lease right-of-use assets from Property, plant and equipment, net and their corresponding lease liabilities to Current portion of operating lease liabilities and Long-term portion of operating lease liabilities for the current and non-current portion, respectively. This adjustment reclassifies $72.2 million of operating lease right-of-use assets from Property, plant and equipment, net to Operating lease right-of-use assets, reclassifies $17.1 million from Accrued expenses and other to Current portion of operating lease liabilities and reclassifies $55.1 million from Postretirement benefits and other long-term liabilities to Long-term portion of operating lease liabilities.

(ii) Unaudited Pro Forma Condensed Combined Statement of Income impact:

Under IFRS, finance lease expenses are classified as depreciation and interest whereas under U.S. GAAP operating leases are recorded as lease expense on a straight-line basis. For the year ended December 31, 2025, this adjustment reclassifies $3.4 million of previously recognized interest expense to Cost of goods sold and reclassifies $0.8 million of previously recognized interest expense to SG&A for the leases that are classified as operating leases under U.S. GAAP. The interest expense was reclassified proportionally based on an approximation of Dowlais’ expense recognition for leases between Cost of goods sold and SG&A.

b.	Provisions for loss-making contracts

Under IFRS, Dowlais has recorded provisions for loss-making (onerous) contracts. IFRS provides for a more broadly applicable principle to be applied to contracts that are determined to be onerous, while U.S. GAAP requires that provisions be recorded for onerous contracts in certain limited circumstances under ASC 605, primarily when the contracts are construction-type or production-type contracts. Dowlais does not have contracts that qualify as construction-type or production-type contracts. This adjustment removes $6.7 million from Accrued expenses and other and $1.3 million from Postretirement benefits and other long-term liabilities associated with Dowlais’ provision for loss-making contracts as we do not believe that the contracts would meet the requirements for provision under U.S. GAAP. There was no expense associated with loss-making contracts in the year ended December 31, 2025 and thus no adjustment to the unaudited pro forma condensed combined statement of income.

c.	Pension interest

Under IFRS, Dowlais presents its net interest cost on pensions as a component of Interest expense. The Company presents all components of net periodic pension and postretirement benefit costs other than service costs in Other income (expense), net. For the year ended December 31, 2025, this adjustment reclassifies $18.0 million of Dowlais’ net interest cost on pensions from Interest expense to Other income (expense), net.

d.	Factoring commissions

Under IFRS, Dowlais presents its factoring commissions as a component of Interest expense. The Company presents factoring commissions within Other income (expense), net. For the year ended December 31, 2025, this adjustment reclassifies $10.5 million of Dowlais’ factoring commissions from Interest expense to Other income (expense), net.

4.	Consideration Transferred and Preliminary Allocation of Purchase Price

a.	Preliminary Purchase Price

The following table represents the preliminary calculation of consideration transferred under the Business Combination:

		(in millions except
	Note	share data)
Calculation of share consideration
Number of Dowlais Shares issued and outstanding (in thousands)	(i)	1,327,715
Exchange ratio	(i)	0.0881
Number of Dauch Shares to be issued in the Business Combination (in thousands)		116,972
Closing price per Dauch Share on February 2, 2026	(i)	$7.98
Fair value of Dauch Shares issued		933.4
Estimated cash consideration	(ii)	791.3
Estimated fair value of preliminary consideration transferred		$1,724.7

(i) Upon closing, Dowlais shareholders received 0.0881 Dauch Shares for each Dowlais Share held. ASC 805 requires the calculation of consideration be performed as of the closing date of the Business Combination. The number of Dowlais Shares issued and outstanding includes approximately 15 million shares associated with unvested Dowlais outstanding share awards that were settled and are attributable to pre-Business Combination service.

(ii) Upon closing, Dowlais shareholders received 43 pence per share in cash for each Dowlais Share held, which translated to $0.59 per Dowlais Share at the closing date. This amount also includes approximately $10 million for the settlement of certain Dowlais compensation awards at closing that were attributable to pre-Business Combination service. As this $10 million was included in consideration transferred, and had been previously accrued in Dowlais’ balance sheet as of December 31, 2025, we removed this accrual through a Transaction Adjustment in the unaudited pro forma condensed combined balance sheet.

b.	Preliminary Allocation of Purchase Price

The purchase price, as shown in the table above, is allocated to the tangible and intangible assets acquired and liabilities assumed of Dowlais based on their preliminary estimated fair values. As further discussed in Note 1 - Basis of Pro Forma Presentation, the fair value assessments are preliminary and are based upon available information and certain assumptions which the Company believes are reasonable. Actual results may differ materially from the assumptions used within the unaudited pro forma condensed combined financial information.

Description	(in millions)
Total consideration transferred	$1,724.7
Fair value of Dowlais noncontrolling interest	42.0
Dowlais fair value	1,766.7
Cash and cash equivalents	520.0
Inventories	525.1
Other current assets	820.8
Property, plant and equipment	2,788.3
Other non-current assets	1,345.7
Total assets	5,999.9
Accounts payable	1,131.0
Other current liabilities	511.3
Long-term debt	1,779.5
Other non-current liabilities	1,021.4
Net assets to be acquired	1,556.7
Preliminary goodwill	$210.0

5.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The items below represent pro forma adjustments reflected in the Transaction Adjustments column of the unaudited pro forma condensed combined balance sheet:

a.	Reflects the sources and uses of funds relating to the Business Combination, as follows:

Description	Note	December 31, 2025 (in millions)
Sources (Uses)
Increase in Cash and cash equivalents resulting from release of funds held in escrow previously presented as Restricted cash	(i)	$1,496.6
Dauch borrowings under credit facilities	(i)	835.0
Cash paid for debt issuance costs associated with Dauch borrowings under credit facilities	(i)	(71.2)
Cash portion of consideration related to the Business Combination	(ii)	(791.3)
Estimated cash paid for transaction costs	(iii)	(90.0)
Cash paid to repay certain Dowlais’ indebtedness	(i)	(1,279.5)
Estimated cash paid for Dowlais’ compensation awards attributable to post-Business Combination service and retention awards	(iv)	(50.0)
Pro forma adjustment to Cash and cash equivalents		$49.6

(i) Reflects financing activities associated with the Business Combination as further described in Note 5g below.

(ii) Reflects the cash consideration paid by the Company to effect the Business Combination, including payment of the cash portion associated with certain Dowlais compensation awards that were accelerated and are attributable to pre-Business Combination service.

(iii) Reflects the payment of non-recurring banking, legal, financial advisory, accounting, consulting and other directly related transaction costs expected to be incurred in conjunction with the Business Combination. Total non-recurring transaction costs are currently estimated to be approximately $185.0 million, of which $95.0 million was paid by Dauch and Dowlais during 2025. See Note 5i and Note 6g for the corresponding adjustments to pro forma stockholders’ equity and the unaudited pro forma condensed combined statement of income, respectively.

(iv) Reflects estimated cash paid for Dowlais compensation awards and retention awards that were liabilities assumed by Dauch in purchase accounting and are expected to be paid subsequent to the closing date.

b.	Reflects the adjustment to inventories based on the preliminary fair value assessment:

Description	Note	December 31, 2025 (in millions)
Estimated fair value of inventories	(i)	$525.1
Dowlais historical net book value of inventories after Reclassification Adjustments		485.7
Fair value step-up		39.4

(i) Raw materials inventory was not adjusted as the carrying value of raw materials is assumed to represent fair value. The portion of the preliminary adjustment that relates to finished goods is based on the estimated selling price of the inventory less costs to sell the inventory and a reasonable profit margin on the sale. The portion of the preliminary adjustment associated with work-in-progress inventory includes estimated costs to complete the inventory and also includes a reasonable profit margin. Changes in these inputs could have a significant impact on the valuation of inventories. See Note 6e for the associated impact on Cost of goods sold.

c.	Reflects the adjustment to property, plant and equipment, net based on a preliminary fair value assessment:

Description	December 31, 2025 (in millions)
Estimated fair value of Property, plant and equipment, net	$2,788.3
Less: Dowlais’ historical net book value of Property, plant and equipment after Reclassification and IFRS to U.S. GAAP Adjustments	(1,993.2)
Pro forma adjustment to Property, plant and equipment, net	$795.1

d.	Reflects the adjustment to goodwill based on the preliminary purchase price allocation:

Description	Note	December 31, 2025 (in millions)
Preliminary goodwill	(i)	$210.0
Less: Dowlais’ historical net book value of goodwill after Reclassification Adjustments		(1,441.0)
Pro forma adjustment to Goodwill		$(1,231.0)

(i) Goodwill represents the excess of purchase price over the preliminary fair value of the underlying net tangible and intangible assets acquired and liabilities assumed. Refer to the preliminary purchase price allocation in Note 4b above for more details.

e.	Reflects the adjustment to intangible assets based on a preliminary fair value assessment:

Description	Note	December 31, 2025 (in millions)
Fair value of intangible assets acquired	(i)	$—
Less: Dowlais’ historical net book value of other intangible assets after Reclassification Adjustments		(1,091.3)
Pro forma adjustment to Other intangible assets, net		$(1,091.3)

(i) No intangible assets were identified as part of the preliminary fair value assessment. This adjustment was made to remove the historical net book value of the intangible assets from Dowlais’ balance sheet.

f.	Reflects the adjustment to Other assets and deferred charges based on a preliminary fair value assessment:

Description	Note	December 31, 2025 (in millions)
Fair value of equity method investments acquired	(i)	$883.7
Less: Dowlais’ historical net book value of equity method investments		(504.0)
Pro forma adjustment to Other assets and deferred charges		$379.7

(i) This adjustment primarily relates to recognizing Dowlais’ 50% joint venture with Shanghai GKN HUAYU Driveline Systems Co Limited (SDS) at fair value.

g. In connection with the Business Combination, the Company incurred additional debt that was used, in part, to fund the cash consideration payable in connection with the Business Combination, related fees and expenses, and repay certain existing indebtedness of Dowlais. This adjustment to Long-term debt, net reflects the incremental borrowings under our credit facilities and repayment of certain of Dowlais’ existing indebtedness at fair value assumed as part of the Business Combination, in each case, based on the assumptions further described in Note 6f:

Description	December 31, 2025 (in millions)
Dauch borrowings under credit facilities	$835.0
Dauch estimated debt issuance costs associated with borrowings under credit facilities	(71.2)
Payment of certain of Dowlais’ long-term debt	(975.5)
Pro forma adjustment to Long-term debt, net	$(211.7)
Payment of current portion of Dowlais’ existing debt	$(304.0)

h.   Reflects the adjustment to deferred tax liability associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation:

		Fair Value Adjustment	Impact to Deferred Taxes December 31, 2025
Description	Note	(in millions)	(in millions)
Adjustment to Inventories, net	(i)	$39.4	$9.9
Adjustment to Property, plant and equipment, net	(i)	795.1	198.7
Adjustment to Other intangible assets, net	(i)	(1,091.3)	(272.8)
Adjustment to Other assets and deferred charges	(i)	379.7	94.9
Pro forma adjustment to Deferred income taxes	(i)	$122.9	$30.7

(i) The adjustment to Deferred income taxes arises from the preliminary fair values of inventories, property plant and equipment, and other assets and deferred charges due to the transaction. These adjustments were based on the statutory tax rate in the U.K. of 25% applied to the associated adjustments to fair value. The effective tax rate of the Combined Group could be significantly different (either higher or lower) depending on post-closing Business Combination activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the unaudited condensed combined pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the closing of the Business Combination. The determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

i.	Reflects the adjustment to the Company and Dowlais equity based on the following:

		Estimated	Estimated
		Value of Shares	Acceleration
	Eliminate	Issued to	Expense of	Estimated
	Dowlais’	Dowlais	Dowlais Share	Transaction	Total
	Historical	Shareholders	Awards, net of tax	Costs, net of tax	Adjustments to
(in millions)	Equity	(i)	(ii)	(iii)	Equity
Common stock	$(18.0)	$1.2	$—	$—	$(16.8)
Paid-in capital	—	932.2	—	—	932.2
Capital redemption reserve	(1.0)	—	—	—	(1.0)
Retained earnings	(3,071.0)	—	(9.8)	(39.0)	(3,119.8)
Common stock held in treasury, at cost	8.0	—	—	—	8.0
Foreign currency translation adjustments	226.0	—	—	—	226.0
	$(2,856.0)	$933.4	$(9.8)	$(39.0)	$(1,971.4)

(i) Reflects the issuance of Dauch Shares in connection with the Business Combination. See Note 4a for additional detail.

(ii) Reflects one-time incremental compensation costs ($13.0 million pre-tax and $9.8 million net of tax) related to certain Dowlais compensation awards, as well as retention awards related to the Business Combination. The corresponding tax effect has reduced income taxes payable within Accrued expenses and other by $3.2 million. See Note 5a and Note 6g for additional detail.

A corresponding impact has been recorded within Cash and cash equivalents of $50.0 million, which represents total expected cash payments for compensation-related items associated with the Business Combination. This adjustment also resulted in a reduction of Accrued compensation and benefits of $37.0 million for the portion of the payment that was accrued in Dowlais’ balance sheet as of December 31, 2025.

(iii) The Company expects to incur approximately $185.0 million of total transaction costs associated with the Business Combination, of which approximately $133.0 million were incurred prior to December 31, 2025 and are reflected in the historical consolidated financial statements of Dauch and Dowlais. This adjustment reflects the additional charge for transaction costs ($52.0 million pre-tax and $39.0 million net of tax) not yet incurred and not previously reflected in the historical financial statements of the Company or Dowlais.

A corresponding impact has been recorded within Cash and cash equivalents of $90.0 million, which represents the total expected cash payments for transaction costs of $185.0 million less $95.0 million paid by Dauch and Dowlais in 2025. This adjustment also resulted in a reduction of income taxes payable of $13.0 million for the corresponding tax effect and an adjustment of $38.0 million for accrued transaction costs incurred but not yet paid that were presented in Accrued expenses and other in the historical balance sheets of Dauch and Dowlais as of December 31, 2025. In addition, $52.0 million has been recorded within Restructuring and acquisition-related costs in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025. See Note 5a and Note 6g for additional detail.

6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income

The items below represent pro forma adjustments reflected in the Transaction Adjustments column of the unaudited pro forma condensed combined statement of income and are expected to have a continuing impact on the Combined Group unless stated otherwise.

a.	Reflects the pro forma adjustment to Net sales to eliminate sales between Dauch and Dowlais:

Year Ended December
Description	31, 2025 (in millions)
Elimination of Dauch to Dowlais revenue	$(17.0)
Elimination of Dowlais to Dauch revenue	(51.4)
Pro forma adjustment to Net sales	$(68.4)

b.	Reflects the pro forma adjustment to Cost of goods sold associated with the eliminated sales between Dauch and Dowlais:

Year Ended December
Description	31, 2025 (in millions)
Elimination of costs associated with Dauch to Dowlais revenue	$(17.0)
Elimination of costs associated with Dowlais to Dauch revenue	(51.4)
Pro forma adjustment to Cost of goods sold	$(68.4)

c.	Reflects the pro forma adjustment to depreciation expense for acquired property, plant and equipment, which will be depreciated on a straight-line basis over their expected useful lives. The adjustment represents incremental depreciation expense based on the estimated preliminary fair values and useful lives of the property, plant and equipment, as follows:

			Year Ended
	Net Adjustment		December 31,
	to PP&E	Estimated Life	2025
	(in millions)	(years)	(in millions)
Land	$44.9	Indefinite	$—
Buildings and site improvements	107.6	15	7.2
Machinery and equipment	642.6	6	107.1
Incremental depreciation of property, plant and equipment	$795.1		$114.3

d.	No intangible assets were identified as part of the preliminary fair value assessment. The net adjustment to amortization expense in the table below removes Dowlais’ historical amortization expense on previously recognized intangible assets.

Year Ended December 31, 2025 (in millions)
Adjustment to remove Dowlais historical amortization expense	$(253.0)

e.	Reflects the non-recurring adjustment to Cost of goods sold for the first year following the Business Combination to reflect the step-up in fair value of acquired inventories which is higher than Dowlais historical cost. See Note 5b for additional detail.

Year Ended December 31, 2025 (in millions)
Acquisition-related fair value inventory adjustment	$39.4

f.	As discussed in Note 5 - Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet, the Company incurred new debt as result of the Business Combination that was used, in part, to fund the cash consideration payable in connection with the Business Combination, related fees and expenses, and repay certain existing indebtedness of Dowlais. The Company incurred $2,935.0 million of additional debt associated with the Business Combination, of which $2,100 million was incurred in October 2025 and is included in Dauch’s balance as of December 31, 2025, while the remaining $835.0 million was incurred at closing of the Business Combination. The maturities approximate seven years and resulted in an estimated weighted average interest rate of 7.0%, plus the amortization of debt issuance costs. The following calculation represents the preliminary estimate of the impact on Interest expense as a result of the new borrowings and repayment of certain existing long-term indebtedness of Dowlais.

Year Ended December 31, 2025 (in millions)
Estimated interest expense on Dauch borrowings under credit facilities	$171.2
Amortization of debt issuance costs	14.2
Elimination of Dowlais’ historical interest expense	(89.0)
Adjustment to Interest expense	$96.4

The Company incurred $99.4 million of total debt issuance costs associated with these borrowings, of which $28.2 million was paid in 2025 and included in Dauch’s balance sheet as of December 31, 2025, while the remaining $71.2 million is presented as a Transaction Adjustment in the unaudited pro forma condensed combined financial information as a use of cash in Note 5a and a reduction of Long-term debt in Note 5g. These debt issuance costs will be amortized into Interest expense over the life of the borrowings. The impact of a 1/8% (12.5 basis points) change in the interest rate on $835 million of variable rate debt that was incurred as a result of the Business Combination would result in a change of approximately $1.0 million in Interest expense on an annual basis.

g.	Reflects the adjustment for transaction costs associated with the Business Combination, as follows:

		Year Ended
		December 31,
		2025
	Note	(in millions)
Expected transaction costs	(i)	$52.0
Estimated expense for Dowlais’ compensation awards attributable to post-Business Combination service and retention awards	(ii)	13.0
Total		$65.0

(i) Represents estimated transaction costs directly attributable to the Business Combination that are expected to be incurred and are not recorded within the historical consolidated statement of income of the Company or Dowlais. These costs are assumed to be settled in cash in the unaudited pro forma condensed combined balance sheet (see Note 5a). Transaction costs are non-recurring and not expected to be incurred in any period beyond 12 months from the closing date of the Business Combination. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 reflects $52.0 million ($39.0 million net of tax) of non-recurring transaction costs as if those costs were incurred on January 1, 2025. See Note 5i for additional detail.

(ii) Represents $13.0 million ($9.8 million net of tax) of estimated expense related to Dowlais’ compensation awards attributable to post-Business Combination service and retention payments to Dowlais employees following the Business Combination with certain future service requirements. These costs are not recorded within the historical consolidated statement of income of Dowlais and are assumed to have been settled in cash in the unaudited pro forma condensed combined balance sheet (see Note 5a).

h.	To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate in the U.K. of 25% for the year ended December 31, 2025. The effective tax rate of the Combined Group could be significantly different (higher or lower) depending on post-closing Business Combination activities, including cash needs, the geographical mix of income and changes in tax laws. Because the tax rate used for the unaudited pro forma condensed combined financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the Business Combination. This determination is preliminary and subject to change based upon, among other factors, the final determination of the fair value of the assets acquired and liabilities assumed.

i.	The pro forma basic and diluted weighted average shares outstanding are a combination of our historical weighted average Dauch Shares and the share impact as a result of the Business Combination. The pro forma basic and diluted loss per share calculations are based on the adjusted basic and diluted weighted average shares following the Business Combination. The basic and diluted loss per share are the same for the year ended December 31, 2025 as the impact of potentially dilutive share-based compensation would have been antidilutive.

The calculation of pro forma loss per share is as follows:

		Year Ended
		December 31, 2025
		(in millions, except
	Note	per share data)
Pro forma net loss		$(181.3)
Historical weighted average number of Dauch Shares outstanding
Basic		118.4
Diluted		118.4
Impact of the Business Combination on weighted average number of Dauch Shares outstanding	(i)	117.0
Pro forma weighted average number of Dauch Shares outstanding
Basic		235.4
Diluted		235.4
Pro forma loss per Dauch Share
Basic		$(0.77)
Diluted		$(0.77)

(i) Reflects the issuance of Dauch Shares in connection with the Business Combination. See Note 4 - Consideration Transferred and Preliminary Allocation of Purchase Price.

7. Translation of Dowlais Historical Financial Statements

Dowlais’ historical financial statements were presented in millions of pound sterling. In order to align the presentation with that of the Company, the Dowlais balance sheet was translated into millions of U.S. Dollars using the period-end spot rate of $1.3471 to £1.00 as of December 31, 2025.

	IFRS	IFRS
	December 31,	December 31,
	2025	2025
Consolidated Balance Sheet	(£ in millions)	($ in millions)
Non-current assets
Goodwill and other intangible assets	£1,905	$2,566
Property, plant and equipment	1,524	2,053
Interests in equity accounted investments	374	504
Deferred tax assets	139	187
Derivative financial assets	8	11
Retirement benefit surplus	43	58
Other receivables	17	23
Total non-current assets	4,010	5,402

Current assets
Inventories	431	581
Trade and other receivables	525	708
Derivative financial assets	30	40
Current tax assets	14	19
Assets associated with businesses classified as held for sale	36	48
Cash and cash equivalents	386	520
Total current assets	1,422	1,916
Total assets	£5,432	$7,318

Current liabilities
Trade and other payables	£1,008	$1,358
Interest-bearing loans and borrowings	226	304
Lease obligations	28	38
Derivative financial liabilities	2	3
Liabilities associated with businesses classified as held for sale	10	13
Current tax liabilities	48	65
Provisions	128	172
Total current liabilities	1,450	1,953

Non-current liabilities
Other payables	13	18
Interest-bearing loans and borrowings	1,095	1,475
Lease obligations	93	125
Derivative financial liabilities	1	1
Deferred tax liabilities	158	213
Retirement benefit obligations	391	527
Provisions	80	108
Total non-current liabilities	1,831	2,467
Total liabilities	3,281	4,420

Equity
Issued share capital	13	18
Capital redemption reserve	1	1
Own shares	(6)	(8)
Translation reserve	(168)	(226)
Retained earnings	2,280	3,071
Equity attributable to owners of the parent	2,120	2,856
Non-controlling interests	31	42
Total equity	2,151	2,898
Total liabilities and equity	£5,432	$7,318

The Dowlais statement of income was translated into millions of U.S. Dollars using an average spot rate of $1.3182 to £1.00 for the year ended December 31, 2025. The Dowlais historical statement of income was presented with brackets around all expense items. The use of brackets in the presentation below have been adjusted to align with that of Dauch.

	IFRS	IFRS
	Year Ended	Year Ended
	December 31,	December 31,
	2025	2025
Consolidated Statement of Income	(£ in millions)	($ in millions)
Revenue	£4,410	$5,813
Cost of sales	3,706	4,885
Gross profit	704	928
Selling, general and administrative expenses	733	966
Operating loss	(29)	(38)
Share of results of equity accounted investments, net of tax	65	86
Finance costs	(115)	(152)
Finance income	15	20
Loss before tax	(64)	(84)
Tax	23	31
Loss after tax for the year	£(87)	$(115)

Attributable to:
Owners of the parent	£(82)	$(108)
Non-controlling interests	(5)	(7)
	£(87)	$(115)
Loss per share
Basic	£(0.062)	$(0.082)
Diluted	£(0.062)	$(0.082)